EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-89891 and Registration Statement No. 333-57698 of Premiere Global Services, Inc. on Form S-8 of our report dated June 10, 2009, appearing in this Annual Report on Form 11-K of Premiere Global Services, Inc. 401(k) Plan for the year ended December 31, 2008.

/s/ Smith & Howard

Atlanta, GA
June 22, 2008